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                                                                    EXHIBIT 28
               SERVICER'S CERTIFICATE

       Export Funding Trust, Series 1995-A
                 Certificate No. 4

               Payment Date: 12/30/96







1.  Principal received on Promissory Notes........          $     5,128,788.66

2.  Interest received on Promissory Notes.........          $     6,808,842.68

3.  Prepayment made by Obligor (if any)...........          $                -

4.  Remaining Promissory Note Principal Balance...          $   160,738,267.78

5.  Pool Factor...................................                      88.76%

6.  Principal per Minimum Denomination............          $         2,831.97

7.  Interest per Minimum Denomination.............          $         3,759.65

8.  Remaining Promissory Note Principal Balance
    Per Minimum Denomination......................          $        88,755.12

 No default has occurred and is continuing with respect to the Promissory Note(s) or related Credit Agreement.

 All capitalized terms not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement.

 INWITNESS WHEREOF, the undersigned has duly executed and delivered this certificate this 26th day of December 1996.


    NationsBank, N.A. (Carolinas)
    As Servicer

    By:_/s/Michael Timoney________
    Name: Michael Timoney
    Title: Assistant Vice President